Exhibit 10.1

VIGIL NEUROSCIENCE, INC.
AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Vigil Neuroscience, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of June 7, 2023 (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair: $30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair: $15,000

Audit Committee member: $7,500

Compensation Committee Chair: $10,000

Compensation Committee member: $5,000

Nominating and Corporate Governance Committee Chair: $8,000

Nominating and Corporate Governance Committee member: $4,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Notwithstanding the foregoing, each Outside Director may elect to receive the entirety (but not a portion) of the aforementioned cash retainers in the form of an option to acquire common stock of the Company, with an aggregate Value equal to the amount of the cash retainers to be received by such Outside Director (each such stock option award, a “Retainer Award”). Retainer Awards shall vest in four equal quarterly installments commencing on the date of grant, provided, however, that all vesting shall cease if the director ceases to have a Service Relationship (as defined in the Company’s 2021 Stock Option and Incentive Plan, as amended from time to time (the “2021 Plan”), unless the Board of Directors determines that the circumstances warrant continuation of vesting. Retainer Awards shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the 2021 Plan) of the Company’s common stock on the date of grant. Any such election to receive Retainer Awards in lieu of cash (i) shall be made (x) for any continuing Outside Director, by December 31st of the calendar year preceding the year with respect to any cash compensation is earned and (y) for any new Outside Director, within 30 days of her or his election to the Board, (ii) shall be irrevocable with respect to such calendar year and (iii) shall automatically apply to the cash compensation for each subsequent calendar year unless otherwise revoked prior to the start of such calendar year.

Value: For purposes of this Policy, “Value” means the grant date fair value of the stock option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board Accounting Standards Codification Topic 718.

Equity Retainers

Initial Award: An initial, one-time stock option award (the “Initial Award”) to purchase shares of the Company’s common stock, with a Value of $182,000, to be granted to each new Outside Director upon his or her election to the Board of Directors, which shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director ceases to have a Service Relationship, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Initial Awards shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase shares of the Company’s common stock, with a Value of $91,000, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director ceases to have a Service Relationship, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Annual Awards shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Sale Event Acceleration: All outstanding Retainer Awards, Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the 2021 Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $1,000,000; provided, however, that such amount shall be $1,250,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors (or such other limits as may be set forth in Section 3(b) of the 2021 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted November 16, 2021.

Date Amendment and Restated Approved: June 7, 2023